Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (File No. 333-188853, File No. 333-188856, File No. 333-188857, File No. 333-188858, File No. 333-208192, File No. 333-213734 and File No. 333-225180) on Forms S-8 and Registration Statement (File No. 333-224168) on Form S-3 of Nicolet Bankshares, Inc. of our report dated March 8, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Nicolet Bankshares, Inc., appearing in this Annual Report on Form 10-K of Nicolet Bankshares, Inc. for the year ended December 31, 2018.

/s/ PORTER KEADLE MOORE, LLC

Atlanta, Georgia
March 8, 2019